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                                                                  Exhibit 23.1

                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Trustees
Western Investment Real Estate Trust:

We consent to the incorporation by reference in the registration statement filed August 1, 1997 on Form S-3 of Western Investment Real Estate Trust of our report dated February 4, 1997, relating to the balance sheets of Western Investment Real Estate Trust as of December 31, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which report appears in the December 31, 1996, annual report on Form 10-K of Western Investment Real Estate Trust.




San Francisco, California         /s/ KMPG PEAT MARWICK LLP
July 31, 1997







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